Exhibit 99.1

PRESS RELEASE

MARCH 10, 2008

DANFOSS ENTERS INTO AGREEMENT TO ACQUIRE A CONTROLLING STAKE IN SAUER-DANFOSS INC.

CHICAGO, Illinois, USA, March 10, 2008—Sauer-Danfoss Inc. (NYSE: SHS) today announced that Sauer Holding GmbH, a company owned by the Murmann family, has entered into an agreement to sell 17.5% of the outstanding shares of Sauer-Danfoss Inc. to the Danfoss Group. Upon the closing of the transaction, Danfoss will become the majority shareholder in Sauer-Danfoss. The agreements between the parties, which are subject to certain closing conditions, include options to transfer the remaining portion of the Murmann family’s shares in Sauer-Danfoss, consisting of approximately 20% of the outstanding shares, to the Danfoss Group within the next five years.

The agreement evolves from the success of the merger of Sauer Inc. and Danfoss Fluid Power in 2000, forming Sauer-Danfoss Inc. The families behind the two companies are the Murmann family of Germany and the Clausen family of Denmark. Since 2000, Sauer-Danfoss has more than doubled its sales from $850 million to $2 billion, and as a result of the initial merger and the partnership between the two family businesses, Sauer-Danfoss has become a global leader in its field.

“The close relationship and trust that has been built between the Murmann and Clausen families, who are both rooted in the border region of Germany and Denmark, Schleswig-Holstein, has paved the way for this transition of ownership,” commented Jørgen Clausen, Chairman of Sauer-Danfoss.

Klaus Murmann, Chairman Emeritus of Sauer-Danfoss, remarked, “As globalization and consolidation in the industry set new standards and requirements for technological innovation and financial capacity, the parties believe that the Company will be better prepared for the future by being more solidly tied to a global group like Danfoss, especially since the values and beliefs of the founding families have been even more strongly aligned through the years of mutual ownership.”

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Krokamp 35, 24539 Neumünster, Germany

David Anderson, President and Chief Executive Officer of Sauer-Danfoss, stated, “I see this as a very positive development for the Company’s employees, customers, public shareholders and other stakeholders. Both families, along with Company management, have been closely aligned all along on the vision and strategic direction of the Company. This will not change, but rather reinforce, the stability of the Company’s longstanding focus on the mobile equipment industry.”

About Sauer-Danfoss

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with 9,800 employees worldwide and revenue of approximately $2.0 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region. The Company’s executive offices are located near Chicago in Lincolnshire, Illinois and in Neumünster, Germany. More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. It is difficult to determine if past experience is a good guide to the future. While the economy in the U.S. weakened throughout 2007, the economic situation in Europe remained strong. Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations. Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com